Exhibit 10.2

SEPARATION AND CONSULTING AGREEMENT AND GENERAL RELEASE

This Separation and Consulting Agreement and General Release (this “Agreement”), dated November 23, 2020 (the “Effective Date”), is entered into by Jack E. Stover (“Executive”) and Interpace Biosciences, Inc. (the “Company”). Executive and the Company are jointly referred to in this Agreement as the “Parties” and both individually referred to in this Agreement as a “Party.” This Agreement shall be effective following the Revocation Period as set forth in Section 9.

WHEREAS, Executive and the Company are parties to that certain Amended and Restated Employment Agreement, made and entered into as of December 5, 2018, as amended further by that certain First Amendment to Amended and Restated Employment Agreement, dated as of January 29, 2020, by and between Executive and the Company (collectively, the “Employment Agreement”);

WHEREAS, the Parties mutually agree that Executive will resign as the Company’s Chief Executive Officer and President, as a member of the Board of Directors of the Company (the “Board”) and as a board member of any of the Company’s affiliates, subsidiaries and parents (collectively with the Company, the “Company Group”) effective as of December 1, 2020 (the “Transition Date”);

WHEREAS, the Parties mutually agree that Executive’s employment with the Company Group will terminate in all respects on December 31, 2020 (as applicable, the “Termination Date”), prior to which Executive will provide the Company with the services described herein; and

WHEREAS, Executive and the Company desire to enter into this Agreement to set forth the terms and conditions of the termination of Executive’s employment with, and provision of services as a member of the Board of, the Company during the Transition Period and Executive’s subsequent provisions of services as a consultant following the Termination Date.

NOW, THEREFORE, in consideration of these premises and intending to be legally bound hereby, the Employment Agreement is hereby amended as follows, effective on the Effective Date:

1. Termination of Employment. The Parties acknowledge and agree that Executive will resign Executive’s position with the Company as its Chief Executive Officer and President and Executive’s service as a member of the Board of the Company or any other board of directors of any member of the Company Group, will terminate, in each case effective on the Transition Date. The Parties further acknowledge and agree that Executive’s employment with all members of the Company Group will terminate effective as of the Termination Date. Whether or not Executive signs this Agreement, Executive (a) will be paid for all time worked, including any benefits accrued, up to and including the Termination Date and (b) will no longer be eligible to participate in any Company-sponsored plans that are governed by Employee Retirement Income Security Act or 1974, as amended (“ERISA”) effective on the Termination Date or such date as may otherwise be set forth in such plans.

2. Transition Period and Consulting Services.

(a) For the period between the Transition Date and the Termination Date (the “Transition Period”), Executive will remain employed by the Company and will assist in a successful transition of the duties of Chief Executive Officer of the Company to his successor. During the Transition Period, Executive shall remain eligible for benefits and shall continue to be paid Executive’s Base Salary as set forth in the Employment Agreement, but Section 3 sets forth Executive’s eligibility to receive any incentive compensation or severance, and in all respects other than as expressly set forth herein, this Agreement supersedes the Employment Agreement.

(b) Provided that Executive executes and does not revoke this Agreement, for the period commencing on the Termination Date and ending on the six (6) month anniversary of the Termination Date (such applicable period, the “Consulting Period”), Executive shall, at the Company’s express reasonable request, provide services to the Company that are expressly directed by the Chairman of the Board or the successor chief executive officer of the Company (the “Services”). On written agreement between Executive and the Chairman of the Board or the successor chief executive officer of the Company, the Consulting Period may be renewed for subsequent six (6)-month periods following the initial Consulting Period (including if previously extended).

(c) In consideration of Executive’s expertise related to the Services and Executive’s performance of the Services as set forth herein, the Company shall pay Executive a base monthly fee of $5,000 for Services performed at the direction of the Chairman of the Board or the successor chief executive officer of the Company; provided that if the Consulting Period hours exceed an aggregate of 100 hours during the Consulting Period, the Company will provide Executive with a hourly fee of $400 per hour for each hour Executive actually performs the Services in excess of 100 hours during the Consulting Period. The Company will not withhold any federal, state or local income, Social Security, unemployment or other taxes on account of payments to Executive hereunder, but will remit the full amount of such payments to Executive and report them on IRS Form 1099.

(d) The Parties acknowledge and agree that, following the Termination Date, (i) Executive’s performance of the Services are as an independent contractor and not an employee of the Company, and the manner and means of Executive’s provision of the Services will be under Executive’s direction and control, (ii) Executive shall have no authority to bind the Company or assume any obligations or liabilities of any nature for or on behalf of any member of the Company Group and Executive will not have, and will not represent to third parties as having, actual or apparent power or authority to do or take any action for or on behalf of the Company Group as its agent or representative, and (iii) no member of the Company Group shall provide Executive with any employee benefits, including without limitation any medical, dental, pension, retirement, savings or insurance benefits.

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3. Severance. Provided that Executive executes and does not revoke this Agreement, contingent on Executive’s continued compliance with Restrictive Covenants (as defined below), and in consideration of Executive executing and not revoking the Reaffirmation Page attached as Attachment A hereto, the Company will provide Executive, or on his death, his estate, with the following (collectively, the “Consideration”):

(a) cash payments equal to $477,405, less any applicable withholding or taxes, payable in equal installments over twelve (12) months in accordance with the Company’s standard payroll practices following the Termination Date;

(b) provided that Executive timely elects COBRA continuation medical coverage, the Company will directly pay Executive’s COBRA premium to the plan administrator of the Company’s fully insured group health plan, for the period starting on the Termination Date and ending on the twelve (12)-month anniversary of the Termination Date or such earlier date when Executive is eligible to participate in a subsequent employer’s medical plan; provided that if employee becomes eligible to participate in a subsequent employer’s medical plan, Executive will notify the Company within five (5) days of such eligibility;

(c) full acceleration of any non-qualified options and restricted stock units that are outstanding as of the Termination Date and that would have time-vested prior to the twenty-four (24)-month anniversary of the Termination Date if Executive had remained employed by the Company through such anniversary;

(d) a lump sum payment of $286,443 less applicable taxes and withholding payable on the Company’s first payroll period of January, 2022; and

(e) a fully vested nonqualified stock option to purchase 43,750 shares of the Company’s common stock with a per-share exercise price of $6.00 (the “Award”) to be governed by the terms of the Company’s 2019 Equity Incentive Plan, as may be amended from time to time (the “Plan”) and an individual award agreement which will include the terms applicable to the Award, including that such Award will be exercisable until tenth anniversary of the grant date of such Award.

4. General Release. In exchange for the Consideration, Executive, on behalf of himself, his heirs and legal representatives, hereby generally and completely release each member of the Company Group, and their respective current and former directors, officers, employees, shareholders, stockholders, partners, general partners, limited partners, managers, members, managing directors, operating affiliates, agents, attorneys, predecessors, successors, subsidiaries, insurers, assigns and affiliated entities (collectively, the “Released Parties”) of and from any and all claims, liabilities and obligations, both known and unknown, arising from or related to events, acts, or omissions occurring prior to or on the date Executive signs or reaffirms this Agreement (collectively, the “Released Claims”). The Released Claims include, but are not limited to, (a) all claims arising from or in any way related to Executive’s employment or other participation in connection with any of the Released Parties, or the termination of that employment or participation; (b) all claims related to compensation or benefits, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, or fringe benefits, equity or equity-based compensation or profit sharing; (c) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (d) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (e) without limiting the forgoing, all federal, state, and local statutory claims, including, without limitations, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the Sarbanes-Oxley Act of 2002, the Age Discrimination in Employment Act, as amended by the Older Worker Benefit Protection Act, the Americans with Disabilities Act, the Equal Pay Act, the Family and Medical Leave Act, the Worker Adjustment and Retraining Notification Act any claims arising under analogous state laws or local ordinances or regulations. In giving the releases set forth in this Agreement, which include claims which may be unknown to Executive at the time of entering into or reaffirming this Agreement, Executive hereby expressly waives and relinquishes all rights and benefits under any law or legal principle in any jurisdiction with respect to Executive’s release of claims herein, including but not limited to the release of unknown and unsuspected claims. Executive acknowledges that the consideration given for the waiver and release in this Agreement (including the Consideration) is in addition to anything of value to which Executive is already entitled. Notwithstanding anything to the contrary in this Section 4, Executive is not prohibited from making or asserting, and Executive is not waiving: (a) Executive’s rights under this Agreement; (b) any claims for unemployment compensation, workers’ compensation or state disability insurance benefits pursuant to the terms of applicable state laws; (c) any claim for vested benefits under any Company-sponsored retirement or welfare benefit plan; (d) Executive’s rights, if any, to indemnification pursuant to the Company’s D&O policies; (e) any claim that arises based on events or facts arising at any time after the date of execution or reaffirmation of this Agreement; and (f) any other right that is not able to be released under applicable law.

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5. Restrictions and Covenants.

(a) Confidentiality of this Agreement. Executive shall not disclose or cause to be disclosed the terms of this Agreement to any person (other than Executive’s spouse or domestic/civil union partner, attorney and tax advisor), except pursuant to a lawful subpoena, as permitted by Section 6 or as otherwise permitted by law. This provision is not intended to otherwise restrict Executive’s legal right to discuss the terms and conditions of Executive’s employment.

(b) Mutual Non-Disparagement. Executive acknowledges and agrees that he will not make any negative comments or disparaging remarks, in writing, orally or electronically, about the Company or any other Released Parties and their respective products and services. The Company shall instruct its officers and directors to not make any negative comments or disparaging remarks, in writing, orally or electronically, about Executive. However, nothing in this Agreement is intended to or shall be interpreted to restrict the Company or Executive’s right and/or obligation: (a) to testify truthfully in any forum; or (b) to contact, cooperate with or provide information as set forth in Section 6.

(c) Restrictive Covenants. Executive acknowledges and agrees that in consideration of, and as a condition of, receipt of the Consideration, Executive is required to, at all applicable times including the Transition Period and following the Termination Date, comply with the restrictive covenants (collectively, the “Restrictive Covenants”) set forth in the Employment Agreement and that certain Confidential Information, Non-Disclosure, Non-Solicitation, Non-Compete and Rights to Intellectual Property Agreement, by and between the Company and Executive, dated as of January 28, 2016 (the “Restrictive Covenant Agreement”); provided that, for the purposes of the Restrictive Covenants, the Parties acknowledge and agree that the definition of the “Business” as defined in the Restrictive Covenant Agreement shall be amended and restated as follows: “(i) developing diagnostic testing technology, (ii) providing microscopic or genetic analysis, diagnostic testing, and/or associated laboratory services to resolve challenging diagnostic dilemmas or delivering actionable diagnostic information to physicians in the areas of gastrointestinal oncology or endocrine oncology, and (iii) providing collaborative solutions, customized assays and high quality services in support of pharmaceutical and biotechnology clients’ therapeutic development, drug development and clinical trial programs to any company or other business with 50 million in annual revenue or less”. Such Restrictive Covenants, as hereby amended, are incorporated herein by reference and are part of this Agreement.

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(d) Return of Company Property. Executive shall return all of the Company’s property, documents, and/or any confidential or proprietary information in Executive’s possession or control on or before the Termination Date; provided that, subject to removal of any Confidential Information (as defined in the Restrictive Covenant Agreement) and continuing obligations under the Restrictive Covenant Agreement the Company and Executive agree that Executive may retain his Company-issued computer. Executive also agrees that Executive is in possession of all of Executive’s property that Executive had at the Company’s premises and that the Company is not in possession of any of Executive’s property.

6. Certain Permitted Disclosures.

(a) Nothing in this Agreement restricts or prohibits Executive from initiating communications directly with, responding to any inquiries from, providing testimony before, providing confidential information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency or entity, including the U.S. Equal Employment Opportunity Commission, the Department of Labor, the National Labor Relations Board, the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General (collectively, the “Regulators”), or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation. However, to the maximum extent permitted by law, Executive is hereby waiving Executive’s right to receive any individual monetary relief from the Company or any others covered by the Released Claims resulting from such claims or conduct, regardless of whether Executive or another party has filed them, and in the event Executive obtains such monetary relief the Company will be entitled to an offset for the payments made pursuant to this Agreement. This Agreement does not limit Executive’s right to receive an award from any Regulator that provides awards for providing information relating to a potential violation of law. Executive is not required hereby to receive the prior authorization of the Company to engage in conduct protected by this paragraph, and Executive does not need to notify the Company that Executive has engaged in such conduct.

(b) Please take notice that federal law provides criminal and civil immunity to federal and state claims for trade secret misappropriation to individuals who disclose a trade secret to their attorney, a court, or a government official in certain, confidential circumstances that are set forth at 18 U.S.C. §§ 1833(b)(1) and 1833(b)(2), related to the reporting or investigation of a suspected violation of the law, or in connection with a lawsuit for retaliation for reporting a suspected violation of the law. Pursuant to the Defend Trade Secrets Act of 2016, Executive will not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of the trade secrets of the Company or any of its affiliates that is made by Executive (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and solely for the purpose of reporting or investigating a suspected violation of law, or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.

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7. Statement of Non-Admission. Nothing in this Agreement is intended as or will be construed as an admission or concession of liability or wrongdoing by the Company or any of the Released Parties.

8. No Actions Pending Against the Company. Executive expressly acknowledges and represents: (a) to have received all wages to which Executive was entitled as an employee of the Company; and (b) he is not aware of any facts that may constitute violations of the Company’s policies, legal obligations, certification under, or compliance with, applicable regulatory law, including, but not limited to, with respect to compliance with regulations and requirements promulgated under the Clinical Laboratory Improvement Amendments of 1988 (CLIA) and any other federal state or local law applicable to the Company or with respect to any claims or allegations related to discrimination or sexual harassment.

9. Revocation Period. Following execution of this Agreement, Executive shall have the right to revoke it for seven (7) days (“Revocation Period”). This Agreement shall not be effective until after the Revocation Period has expired without this Agreement being revoked. To revoke this Agreement, Executive must send a letter to the Company at the attention of the Chairman of the Board. The letter must be received within seven (7) days of Executive’s execution of this Agreement. If the seventh day is a Sunday or federal holiday, then the letter must be received by the following business day. If Executive revokes this Agreement on a timely basis, Executive shall not be eligible for the Consideration set forth in Section 3.

10. Representations. Executive acknowledges and agrees that (a) Executive has read carefully the terms of this Agreement, including the general release of claims set forth in Section 4; (b) Executive has had an opportunity to and have been advised by the Company to review this Agreement, including the general release of claims set forth in Section 4, with an attorney; (c) Executive understands the meaning and effect of the terms of this Agreement, including the general release of claims set forth in Section 4; (d) Executive was given twenty-one (21) days to determine whether to sign this Agreement, including the general release of claims set forth in Section 4; (e) Executive’s decision to sign this Agreement, including the general release, is of his own free and voluntary act without compulsion of any kind; (f) no promise or inducement not expressed in this Agreement has been made to Executive; (g) Executive has had adequate information to make a knowing and voluntary waiver and (h) Executive will execute the Reaffirmation Page attached as Attachment A hereto on the Termination Date.

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11. 409A Compliance. The following rules shall apply, to the extent necessary, with respect to distribution of the payments and benefits, if any, to be provided to Executive under this Agreement. This Agreement is intended to comply with or be exempt from Section 409A of the Code (“Section 409A”) and the Parties hereto agree to interpret, apply and administer this Agreement in the least restrictive manner necessary to comply therewith and without resulting in any increase in the amounts owed hereunder by the Company. The severance payments and benefits pursuant to this Agreement shall begin only upon the date of Executive’s “separation from service” for purposes of Section 409A. It is intended that each installment of the severance payments and benefits provided under this Agreement, if any, shall be treated as a separate “payment” for purposes of Section 409A. All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, to the extent that such reimbursements or in-kind benefits are subject to Section 409A, including, where applicable, the requirements that (i) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (ii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iii) the right to reimbursement is not subject to set off or liquidation or exchange for any other benefit. Notwithstanding anything herein to the contrary, the Company shall have no liability to Executive or to any other person if the payments and benefits provided in this Agreement that are intended to be exempt from or compliant with Section 409A are not so exempt or compliant.

12. Taxes. The Company may withhold from any amounts payable under this Agreement such federal, state or local income taxes as may be appropriate.

13. Governing Law. This Agreement will be governed by and construed in accordance with the laws of the state of New Jersey.

14. Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to the matters contained herein and supersedes any and all prior representations and agreements, written or oral, expressed or implied, including the Employment Agreement (except as incorporated herein).

15. Headings. Headings contained in this Agreement are for convenience of reference only and are not intended, and shall not be construed, to modify, define, limit, or expand the intent of the Parties as expressed in this Agreement, and they shall not affect the meaning or interpretation of this Agreement.

16. Successors and Assigns. This Agreement is and shall be binding upon all parties, their personal representatives where applicable, and/or successors and assigns; provided that neither Party may assign such Party’s rights or obligations hereunder without the prior written consent of the other Party.

17. No Waiver. No waiver by any Party hereto of any breach of this Agreement by any other Party shall operate or be construed as a waiver of any other or subsequent breach.

[signature page follows]

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IN WITNESS WHEREOF, and intending to be legally bound hereby, Executive and the Company hereby execute this Agreement as of the Execution Date set forth below.

Interpace Biosciences, Inc.

By:	/s/ Robert Gorman
Name:	Robert J. Gorman
Title:	Chairman

By signing below, Executive represents the following:

I have read this Agreement. I have been advised by the Company to consult with an attorney of my own choosing during the twenty-one (21)-day consideration period. I sign this Agreement freely and voluntarily, without duress or coercion.

/s/ Jack E. Stover
Jack E. Stover

November 23, 2020
Execution Date

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Attachment A

REAFFIRMATION PAGE

[Intentionally omitted.]

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